                                                                    EXHIBIT 9(K)

            AMENDMENT NO. 4 TO SPECIAL MANAGEMENT SERVICES AGREEMENT


         This Amendment No. 4, dated as of the 15th day of July, 1993, is entered into among PACIFIC HORIZON FUNDS, INC. (the "Company"), a Maryland corporation, Concord Holding Corporation, a Delaware corporation ("Concord"), and Bank of America National Trust and Savings Association (the "Bank").

         WHEREAS, the Company, Concord and the Bank have entered into a Special Management Services Agreement dated as of April 22, 1992 as amended by Amendment No. 1 dated as of March 1, 1993, Amendment No. 2 dated as of March 1, 1993 and Amendment No. 3 dated as of April 1, 1993 (the "Services Agreement"), pursuant to which the Company appointed Concord and the Bank to provide special services for the benefit of the series of shares known as "Pacific Horizon Shares" in its Prime Fund, Treasury Fund, California Tax-Exempt Money Market Fund, Pacific Horizon Tax-Exempt Money Market Fund, Tax-Exempt Money Fund, Government Fund, Treasury Only Fund and Prime Value Fund;

         WHEREAS, the parties wish to amend the Services Agreement to provide for a revised fee with respect to the California Tax-Exempt Money Market Fund; and

         WHEREAS, the Pacific Horizon Tax-Exempt Money Market Fund has been reorganized into the Tax-Exempt Money Fund and therefore no longer exists as a separate entity;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Section I.5. of the Services Agreement is hereby amended and restated in its entirety as follows: "COMPENSATION. For the services provided and the expenses assumed pursuant to this Section I, the Company will pay Concord and the Bank a fee, computed daily and paid monthly, at (i) the annual rate of .32% of the average net asset value of the Pacific Horizon Shares of the Prime Fund, Treasury Fund, Tax- Exempt Money Fund, Government Fund, Treasury Only Fund and Prime Value Fund that are outstanding from time to time and (ii) the annual rate of .35% of the average net asset value of the Pacific Horizon Shares of the California Tax-Exempt Money Market Fund that are outstanding from time to time. Concord and the Bank hereby agree to waive such portion of the fee payable to them hereunder as is necessary to assure that the amount of such fee which is required to be accrued by the Company on any day with respect to the Pacific Horizon Shares of any Fund does not exceed the income to be accrued to such Pacific Horizon Shares on that day."

         2. Except to the extent amended hereby, the Services Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

         3. This Amendment may be executed in one or more counterparts and all such counterparts will constitute one and the same document.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 4 as of the date and year first above written.


                                        PACIFIC HORIZON FUNDS, INC.


                                        By:/s/ William B. Blundin
                                           ----------------------
                                           Executive Vice President


                                        CONCORD HOLDING CORPORATION


                                        By:/s/ Richard Stierwalt
                                           ---------------------
                                           Chief Executive Officer


                                         BANK OF AMERICA NATIONAL TRUST
                                           AND SAVINGS ASSOCIATION


                                          By:/s/ Debra McGinty-Poteet
                                             ------------------------
                                             Senior Vice President




                                     -2-